ASSIGNMENT

     THIS ASSIGNMENT made as of this 22nd day of August 1994 by and between Nautilus Group Japan, Ltd., a Delaware corporation having its principal office at Post Office Box 3090, Boynton Beach, Florida 33424 ("Assignor"), and EIS International Group, Ltd., a Delaware corporation having its principal office at 17575 Pacific Coast Highway, Pacific Palisades, California 90272 ("Assignee").

                                   WITNESSETH

     WHEREAS, Assignor is the owner of computer source programs and related documentation (the "Source Programs") for proprietary computerized systems relating to the management and functioning of health clubs and similar facilities using exercise or fitness equipment including without limitation computerized services and instructional material for patrons of such clubs and facilities (collectively the "EIS Expert Instructor System");

     WHEREAS, Assignor has granted an exclusive franchise to Sumitomo Fudosan Fitness Co., Ltd., to operate and nominate others to operate fitness and conditioning centers in Japan under the Nautilus trademark, and in conjunction with such operation to utilize the EIS Expert Instructor System in Sumitomo Nautilus Clubs in Japan (the "Franchise Agreement");

     WHEREAS, Assignor owns, and has initiated filings to obtain a registration with the United States Department of Commerce, Patent and Trademark Office under Serial Number 74/367092 for, the trademark "EIS Expert Instructor System" (the "Trademark");

     WHEREAS, Assignee wishes to obtain the rights to the Trademark, the Source Programs and the EIS Expert Instructor System in order to update and improve the Source Programs and to design, develop implement such improved Source
Programs for use in the EIS Expert Instructor System and related uses in the United States and other countries;

     WHEREAS, Assignor wishes to transfer and assign to Assignee all of Assignor's right, title and interest in and to the Trademark, the Source Programs, and the EIS Expert Instructor System except for the right to use such Source Programs and EIS Expert Instructor System in Sumitomo Nautilus Clubs pursuant to the Franchise Agreement, such transfer and assignment to be a contribution to the capital of Assignee in consideration for the issuance to Assignor of Assignee's preferred stock in the face amount of $50,000;

     NOW, THEREFORE, for and in consideration of the issuance to Assignor of fifty (50) shares of Assignor's Series A Preferred Stock (Par Value of $0.01 per share) each in the face amount of one thousand dollars ($1,000) per share, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Assignment of Interest. Assignor hereby assigns, transfers,conveys and delivers to Assignee all of Assignor's right, title and interest in and to the Trademark, the Source Programs and the EIS Expert Instructor System except for the right to use such Source Programs and EIS Expert Instructor System in Sumitomo Nautilus Clubs pursuant to the Franchise Agreement (such Trademark, Source Programs and the EIS Expert Instructor System, except for the right to use such Source Programs and EIS Expert Instructor System in Sumitomo Nautilus Clubs pursuant to the Franchise Agreement being hereinafter referred to as the "Assigned Property"), as a contribution to the capital of Assignee;

     2. Representations. Warranties and Agreements of Assignor. Assignor does hereby represent, warrant, covenant and agree with Assignee that:

          (i) Assignor has full and complete power and authority to convey the Assigned Property to Assignee hereunder;

          (ii) Assignor is the sole owner of the Assigned Property and has not previously transferred, conveyed, assigned, hypothecated, or encumbered the Assigned Property or any portion thereof;

          (iii) There are no pending suits, judgments, bankruptcies, executions, liens for past due taxes, assessments, or encumbrances affecting Assignor's title to the Assigned Property or constituting a lien thereon;

          (iv) The Assigned Property is free and clear of all claims, charges, liens, or encumbrances whatsoever, and as a result of the Assignment of the Assigned Property to Assignee hereunder, Assignee has acquired full and complete title to the Assigned Property free and clear of all claims, charges, liens and encumbrances whatsoever;

          (v) Assignor will warrant and further defend title to the Assigned Property assigned and conveyed to Assignee hereunder from and against all claims of all persons and entities whomsoever; and

          (iv) Assignor shall promptly execute and deliver all such further deeds, conveyances, forms of


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

     assignment, and other documents as Assignee may from time to time reasonably request in order to further confirm the Assignment and transfer of the Assigned Property to Assignee, as long as such documents are in form and substance reasonably satisfactory to Assignor.

     3. Withdrawal by Assignor. Assignor acknowledges that by virtue of this Assignment, Assignor shall cease to have any interest in or claim against or to the Assigned Property (except for the right to use the Source Programs and EIS Expert Instructor System in Sumitomo Nautilus Clubs pursuant to the Franchise Agreement, which right has specifically been excluded from the Assigned Property) all of said interest and claims of Assignor being hereby terminated and released;

     4. Indemnification of Assignee. Nothing herein shall operate or be deemed to release or discharge Assignor from any personal obligation or liability incurred by Assignor as the owner of the Assigned Property prior to the date of this Assignment and not previously disclosed to Assignee. Assignor hereby agrees to indemnify and hold Assignee harmless from and against any and all demands, claims, causes of action, liabilities, judgments, losses, damages, costs, and expenses of any kind whatsoever (including, without limitation, attorneys' fees and court costs incurred in connection with the enforcement of this indemnity) resulting from or arising out of any obligation or liability, not otherwise previously disclosed to Assignee, incurred by Assignor prior to the date hereof as the owner of the Assigned Property.

     5. Indemnification of Assignor. Assignee hereby agrees to indemnify and hold Assignor harmless from and against any and all demands, claims, causes of action, liabilities, judgments, losses, damages, costs, and expenses of any kind whatsoever (including, without limitation, attorneys' fees and court costs incurred in connection with the enforcement of this indemnity) resulting from or arising out of any use of the Assigned Property from and after the date hereof.

     6. License to Assignor.

          (a) Assignee hereby grants Assignor a royalty-free non-exclusive license with respect to any and all improved, updated and enhanced Source Programs and EIS Expert Instructors System which may be designed, developed and implemented by Assignee, or for Assignee by its agents, employees and consultants, for use (including, without limitation, the right to sublicense such use) exclusively in Sumitomo Nautilus Clubs an Japan pursuant to the Franchise Agreement.


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


          (b) Assignee hereby grants Assignor a nonexclusive license with respect to the Trademark, the Source Programs, and the EIS Expert Instructor System and any and all improved, updated and enhanced Source Programs and EIS Expert Instructor System which may be designed, developed and implemented by Assignee, or for Assignee by its agents, employees and consultants, for use (including, without limitation, the right to sublicense such use) exclusively in Japan, such license to be effective only upon the first to occur of (i) the termination of the Franchise Agreement, provided the Franchise Agreement is not replaced with another license or franchise agreement between Assignor and Sumitomo Fudosan Fitness Co., Ltd., and (ii) the date on which Assignor reasonably concludes, based on an examination of its quarterly financial results, that its annual revenue from the Franchise Agreement has fallen below one million dollars. No royalty shall be paid by Assignor (as licensee) to Assignee (as licensor) with respect to the first two million dollars of revenue per year derived from Assiqnor's use of the license; however, Assignor shall pay Assignee a royalty equal to eighty per cent (80%) of the gross revenue in excess of two million dollars in any year derived by Assignor from its use of this license. Such royalty payments shall not apply with respect to Assignor's use of the license granted under subparagraph (a) of this paragraph 6.

     7. Binding Effect. This Assignment shall inure to the benefit and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns.

     8. Governing Law. This Assignment shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of California.

     9. Headings. The paragraph headings contained in this Assignment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assignment.


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


     IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Assignment as of the date first above written.

                                   ASSIGNOR:

                                   NAUTILUS GROUP JAPAN, LTD.,
                                   a Delaware corporation

Attest: /s/Carmen Zink             By: /s/Gregory L. Zink
       ----------------                ------------------------
                                       Gregory L. Zink
                                       Chief Operating Officer

                                   ASSIGNEE:
                                   EIS INTERNATIONAL GROUP, LTD.,
                                   a Delaware corporation

Attest: /s/ illegible              By: /s/Deborah E. Griffin
       ----------------                ------------------------
                                       Deborah E. Griffin
                                       Chief Operating Officer


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